Exhibit 99.1

American Spectrum Realty Reports First Quarter Results

HOUSTON--(BUSINESS WIRE)--May 15, 2013--American Spectrum Realty, Inc. (NYSE MKT: AQQ) (“the Company”), a real estate investment, management and leasing company headquartered in Houston, Texas, announced today its results for the quarter ended March 31, 2013.

Corporate general and administrative expenses decreased by approximately $1.1 million for the first quarter of 2013 compared to the first quarter of 2012. The decrease was in large part attributable to a reduction in corporate personnel costs. In 2012, the Company relocated its accounting department from Irvine, California to Houston, Texas, thereby reducing annual costs. This restructuring has allowed the Company to reduce redundancy between its two corporate office locations and provide more efficient service to third-party management clients. The decrease was also attributable to a decrease in deferred compensation expense and consulting expense, in addition to other costs cutting measures implemented by management.

Third party management and leasing revenue increased by approximately $0.1 million for first quarter of March 31, 2013 compared to the first quarter of 2012. The increase was primarily due to an increase in sales commission revenue generated during the quarter. In April 2013, we were assigned the management of 19 self-storage properties. The self-storage properties total over 1.3 million square feet and 11,000 units across seven states. The assignment is expected to increase the Company’s third party management revenue by approximately $1.0 million annually.

Rental revenue decreased by approximately $1.5 million for the first quarter of 2013 compared to the first quarter of 2012. The decrease in rental revenue was primarily due to the deconsolidation of variable interest entities (“VIEs”), which resulted in a reduction in rental revenue of approximately $1.3 million. Rental revenue from properties consolidated for the full three months ended March 31, 2013 and 2012 decreased by approximately $0.2 million. This decrease was primarily attributable to our owned properties. The weighted average occupancy of all properties consolidated was 88% at March 31, 2013.

Net loss attributable to common stockholders for the quarter ended March 31, 2013 was $1.9 million, or $0.53 per share, compared to net income of $0.4 million, or $0.11 per share, for the quarter ended March 31, 2012. The net income for the quarter ended March 31, 2012 included income from discontinued operations of $2.2 million.

The Company’s Funds From Operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts, was $(1.3) million for the three months ended March 31, 2013 compared to $(1.1) million for the three months ended March 31, 2012. The Company’s business is the ownership, operation and management of real estate. It believes that FFO is helpful to investors when measuring operating performance because it excludes various items that are considered in the determination of net income or loss that do not relate to or are not indicative of operating performance, such as gains or losses from sales of operating properties and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. The following table reflects the reconciliation of FFO to net income attributable to the Company, the most directly comparable Generally Accepted Accounting Principles measure, for the three months ended March 31, 2013 and 2012 (in thousands):

	Three Months Ended
	March 31,
	2013	2012
	(in thousands)
Net (loss) income attributable to ASR	$ (1,889)	$ 412
Depreciation and amortization from discontinued operations	-	798
Gain from disposition of discontinued operations	-	(4,115)
Deferred income tax (benefit) expense	(1,092)	362
Depreciation and amortization attributable to ASR properties	1,644	1,443
FFO	$ (1,337)	$ (1,100)

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, interest in office, industrial self-storage, retail and multi-family properties throughout the United States. The Company has been publicly traded since 2001. American Spectrum Management Group, Inc., a wholly-owned subsidiary of the Company, manages and leases all properties owned by American Spectrum Realty, Inc. as well as for third-party clients.

American Spectrum Management Group, Inc. provides first-class management and leasing services for office, industrial, retail, self-storage, student housing and multi-family properties totaling over 10 million square feet in multiple states. For more information, visit www.asrmanagement.com or call 713-706-6200.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

- Financial Tables Follow –

AMERICAN SPECTRUM REALTY, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except share amounts) (Unaudited)

	Three Months Ended
	March 31,
	2013	2012

REVENUES:
Rental revenue	$11,947	$13,470
Third party management and leasing revenue	1,010	894
Interest income	1	46
Total revenues	12,958	14,410

EXPENSES:
Property operating expense	4,013	4,536
Corporate general and administrative	2,134	3,235
Depreciation and amortization	4,891	5,244
Interest expense	4,168	5,249
Impairment expense	1,117	481
Total expenses	16,323	18,745

OTHER EXPENSE:
Gain on sale of real estate	-	-
Other expense	-	(150)
Total other expense	-	(150)

Loss from continuing operation before deferred income tax	(3,365)	(4,485)

Deferred income tax benefit	1,092	887

Loss from continuing operations	(2,273)	(3,598)

Discontinued operations:
Loss from operations	-	(1,220)
Gain on disposition of discontinued operations	-	4,630
Income tax expense	-	(1,249)
Income from discontinued operations	-	2,161

Net loss, including non-controlling interests	(2,273)	(1,437)

Plus: Net loss attributable to non-controlling interests	384	1,849

Net (loss) income attributable to American Spectrum Realty, Inc.	(1,889)	412

Less: Preferred stock dividend	(60)	(60)

Net (loss) income attributable to American Spectrum Realty, Inc. common stockholders	$(1,949)	$352

Basic and diluted per share data:
Loss from continuing operations attributable to American Spectrum Realty, Inc.
common stockholders	(0.53)	(0.49)
Income from discontinued operations attributable to American Spectrum Realty, Inc.	-	0.60
Net (loss)/income attributable to American Spectrum Realty, Inc. common stockholders	(0.53)	$0.11

Basic and diluted weighted average shares used	3,567,779	3,577,783

Amounts attributable to American Spectrum Realty, Inc. common stockholders:
Loss from continuing operations	$(1,949)	$(1,814)
Income from discontinuing operations	$-	$2,166
Net (loss)/income	$(1,949)	$352

CONTACT:
American Spectrum Realty, Inc.
William J. Carden, 713-706-6200
Chairman, President and CEO
or
Investor Contact:
BPC Financial Marketing
John Baldissera, 800-368-1217